Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the United Fire & Casualty Company 2005 Non-Qualified Non-Employee Director Stock Option and Restricted Stock Plan of our report, dated February 28, 2011, with respect to the consolidated financial statements and schedules of United Fire & Casualty Company, and the effectiveness of internal control over financial reporting of United Fire & Casualty Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
November 21, 2011